Exhibit 1

TRUSTEE'S FINAL DISTRIBUTION STATEMENT

To the Holders of:
Corporate Backed Trust Certificates, General Electric Capital Services Note-Backed Series 2002-5
*CUSIP:	21988G478	Class	A-1
	21988GBQ8	Class	A-2

In accordance with the Standard Terms for Trust Agreements, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending April 2, 2007.

INTEREST ACCOUNT

Balance as of February 21, 2007.....	$0.00
Scheduled Income received on securities.....	$0.00
Unscheduled Income received on securities.....	$0.00
Interest portion of April 2, 2007 Call Price received April 2, 2007 upon exercise of Call Warrants by 100% of the holders thereof.....	$10,956,626.48

LESS:
Distribution to Class A-1 Holders.....	-$902,963.50
Distribution to Class A-2 Holders.....	-$10,053,662.98
Distribution to Depositor.....	-$0.00
Distribution to Trustee.....	-$0.00
Balance as of April 2, 2007.....	$0.00

PRINCIPAL ACCOUNT

Balance as of February 21, 2007.....	$0.00
Scheduled Principal received on securities.....	$0.00
Principal portion of April 2, 2007 Call Price received April 2, 2007 upon exercise of Call Warrants by 100% of the holders thereof.....	$116,595,000.00
LESS:
Distribution of principal to Class A-1 Holders on April 2, 2007.....	-$116,595,000.00
Distribution of principal to Class A-2 Holders on April 2, 2007.....	-$0.00
Distribution of $116,595,000 principal amount of underlying securities to Call Warrants Holder on April 2, 2007.....	-$0.00
Balance as of April 2, 2007.....	$0.00

UNDERLYING SECURITIES HELD AS OF	April 2, 2007

Principal Amount	Title of Security
$0	General Electric Capital Services, Inc. 7.50% Guaranteed Subordinated Notes due August 21, 2035
*CUSIP: 36959CAA6

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.